BUSINESS LOAN AGREEMENT

Borrower:	Lender:
SKM Media Group, Inc	JPMorgan Chase Bank, NA
6001 Broken Sound Pkwy	RM - Broward LPO
Boca Raton, FL 33487	2385 Executive Center Drive
Reference Number: 05FL1720954-1	Boca Raton, FL 33431

This agreement is made as of the date set forth below between **JPMorgan Chase Bank, NA, its successors and assigns ("Lender"), and SKM Media Group, Inc (jointly and severally, the "Borrower").**

SCOPE OF THIS AGREEMENT. This agreement governs the Indebtedness, which is used in its broadest sense to include any and all extensions of credit from the Lender to the Borrower, unless otherwise agreed to in writing by the Lender and the Borrower, or prohibited by applicable law, whether now existing or hereafter arising, including but not limited to those extended contemporaneously with this agreement; provided however, the following types of loans or financial accommodations, whether now existing or hereafter arising, are excluded from this agreement: (i) any transaction that is supported by a U. S. Small Business Administration guaranty, (ii) any construction loan governed by a construction loan agreement, (iii) any agricultural loan governed by an agricultural loan agreement, (iv) any bond or bond-related transaction, and (v) any credit extended for personal, family or household purposes.

A credit facility providing for a line of credit subject to the terms and conditions of a Borrowing Base is described in the Addendum attached to and hereby incorporated into this agreement.

Borrower agrees the term "Indebtedness" means and includes any and all liabilities, obligations and debts, plus interest thereon, of Borrower, or any one of them, to Lender, now existing or hereinafter incurred or created, whether any such Indebtedness is voluntarily or involuntarily incurred, due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined; whether Borrower may be liable individually or jointly with others, or primarily or secondarily, or as guarantor or surety; whether recovery on the Indebtedness may be or may become barred or unenforceable against Borrower for any reason whatsoever; and whether the Indebtedness arises from transactions which may be voidable on account of infancy, insanity, ultra vires, or otherwise. As examples, and not as limitation, the Indebtedness of Borrower includes: (a) any overdraft in any deposit account of Borrower, accruing for any reason, (b) any obligations, including any overdraft in any deposit account of Borrower, related to Automated Clearing House ("ACH") services or products, deposit account services or products, or treasury management services or products, including any agreement with respect thereto; (c) any transaction (including any agreement with respect thereto) between Borrower and the Lender or JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures (each a "Rate Management Transaction"); (d) any obligation related to any loan or credit transaction (including any agreement with respect thereto), whether evidenced by a promissory note, credit agreement, letter of credit application, or any other agreement; (e) any obligation related to commercial credit card transactions (including an agreement with respect thereto); (f) any obligation related to any lease (including an agreement with respect thereto); (g) any obligation related to any guaranty of the obligations of others by Borrower; (h) any obligation under a Related Document; and (i) all other obligations of Borrower to Lender.

Borrower further agrees that in the event Borrower now or in the future has a credit extension or lease from Lender's affiliate Chase Equipment Finance, Inc., its successors and assigns (the "Lender Affiliate"), then Borrower shall comply with every representation, warranty and covenant in this agreement as long as any obligation is owed to the Lender Affiliate, even in the event the Indebtedness shall be paid in full, and any failure to so comply will be a default under such credit extension or lease from the Lender Affiliate.

CONTINUING REPRESENTATIONS. As of the date of this agreement, as of the date of each advance, as of the date of any renewal, extension or modification, and at all times any Indebtedness exists, the existence of such Indebtedness shall constitute a representation and warranty by the Borrower that all of the representations and warranties set forth in this agreement shall be true and correct and that Borrower is in compliance with each covenant herein as though made on such date. The Borrower understands and agrees that in extending the Indebtedness, the Lender is relying on all representations, warranties, and covenants made by the Borrower in this agreement or in any certificate or other instrument delivered by the Borrower to the Lender under this agreement. The Borrower further agrees that regardless of any investigation made by the Lender, all such representations, warranties and covenants will survive the making of the

Indebtedness and delivery to the Lender of this agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Indebtedness shall be paid in full.

REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to, and covenants and agrees with, Lender that:

Organization. Borrower's principal residence or chief executive office is at the address shown on this agreement; its name as it appears in this agreement, if Borrower is a natural person, is his or her exact legal name or, if the Borrower is other than a natural person, is the exact name as it appears in its organizational documents, as amended and as filed with the appropriate governmental entity (if required), including any trust documents; if the Borrower is other than a natural person and organizational documents are required to be filed with the appropriate governmental entity, then such organizational documents have been filed in the state where its chief executive office is located unless evidence of a different state of organization has been provided to Lender in writing; and provided further, Borrower will not change any of the foregoing without giving Lender prior written notice.

Authorization and Legal Effect. The execution and delivery of this agreement and the Notes, and the performance of the obligations they impose, do not violate any law, conflict with any agreement by which Borrower is bound, or require the consent or approval of any governmental authority or other third party; this agreement and the Notes are valid and binding agreements, enforceable according to their terms; the execution and delivery of this agreement and the Notes and the performance of the obligations they impose, if the Borrower is other than a natural person, (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, (iii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any partnership, operating or other agreement governing its affairs, and (iv) any person executing this agreement or the Notes individually and on behalf of the Borrower certifies such person is authorized to do so and such authorization is continuing , shall remain in full force and effect, and Lender may rely on this certification until written notice of its revocation has been delivered to Lender.

Validity of Information. As of the date of this agreement there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that the Borrower could assert with respect to this agreement or the Indebtedness. All balance sheets, profit and loss statements, and all other financial statements and all other information which has been or is hereafter furnished to the Lender in connection with the Indebtedness are accurate, complete and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type. Borrower will advise Lender in writing of any material adverse change following presentation of such information immediately upon such occurrence. Borrower shall from time to time as requested by the Lender, but not more than once in each calendar month, provide Lender with a certificate executed by the Borrower's chief financial officer, or other officer or a person acceptable to the Lender, certifying that, as of the date of the certificate, no default exists under any provision of this agreement or the Related Documents.

AFFIRMATIVE COVENANTS. Borrower covenants and agrees with Lender that while this agreement is in effect, Borrower will:

Notices of Claims, Litigation, Defaults, etc. Promptly inform the Lender in writing of any of the following events, now known or occurring at any time this agreement remains in effect: (1) all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions affecting the Borrower which could materially affect its business, property, affairs, prospects or financial condition; provided further, Borrower covenants that as of the date of this agreement, unless previously disclosed and acknowledged by Lender in writing, no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against the Borrower is pending or threatened, and no other event has occurred which may in any one case or in the aggregate materially adversely affect the Borrower's financial condition and properties; (2) the occurrence of any event which gives rise to the Lender's option to terminate any Note; (3) the institution of steps by the Borrower to withdraw from, the institution of any steps to terminate, the occurrence of any reportable event, or the occurrence of any prohibited transaction in connection with any employee benefit plan to which the Borrower may have liability; (4) any additions to or changes in the locations of the Borrower's or any of the Borrower's or Subsidiary's businesses; and (5) any alleged breach of any provision of this agreement or of any other agreement related to any Indebtedness by the Lender.

Business Operations. Maintain its business operations including (1) maintain the current senior executive or management personnel of the Borrower; (2) maintain its business operations as presently in effect in accordance with all applicable laws and regulations; (3) pay its debts and obligations when due under normal terms and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Lender's request, adequate funds or security has been pledged to insure payment, and Borrower represents that at the date of this agreement Borrower is current in all such filings and payments have been paid in full, except those disclosed to Lender in writing; and (4) if Borrower is not a natural person, maintain its existence as presently in effect in accordance with all applicable laws and regulations.

Inspection. Permit the Lender, its assigns or agents, at such times and at such intervals as the Lender may reasonably

require: (1) to inspect, examine, audit and copy the Borrower's business records, and to discuss the Borrower's business, operations, and financial condition with the Borrower's officers and accountants, (2) to inspect the Borrower's business operations and sites; and (3) to perform audits or other inspections of any Collateral securing any of the Indebtedness, including records and other documents relating to that Collateral and at the Borrower's expense, to confirm with any person obligated on an account receivable, contract or right to payment the accuracy of such obligation. If a credit facility includes a Borrowing Base, then the Borrower shall promptly compensate the Lender for all costs and expenses associated with any such inspection or audit (including in-house costs and expenses charged within the Lender for such inspection or audit) after receiving the Lender's invoice(s) therefore.

Maintenance of Financial Records. Maintain proper books and records of account, in accordance with Generally Accepted Accounting Principles, and/or consistent with financial statements previously submitted to the Lender.

Financial Statements. Furnish to the Lender whatever information, books and records the Lender may reasonably request, including at a minimum:

Borrower Annual Statements. As soon as available, but within 90 days after and as of the end of each fiscal year, Borrower's detailed, consolidated, if applicable, financial statement including a balance sheet and income statement for the year ended, compiled by certified public accountants reasonably acceptable to Lender.

Borrower Tax Returns. As soon as available, but within 30 days after timely filing, a signed copy of the annual federal and other governmental tax returns of Borrower, with all schedules attached thereto, compiled by certified public accountants reasonably acceptable to Lender.

Financial Statements. Borrower will cause Howard G. Minsky and Steven Moreno to provide current signed personal financial statements of such person(s), to be in form and with such detail as is reasonably acceptable to Lender, to be provided annually, as soon as available, but within 30 days following the anniversary date of the most recent annual personal financial statement furnished to Lender.

Tax Returns. As soon as available, and within 30 days after timely filing, Borrower will cause Howard G. Minsky and Steven Moreno to provide a signed copy of the annual federal and other governmental tax returns of such person(s), with all schedules attached thereto, compiled by certified public accountants reasonably acceptable to Lender.

Financial Covenants and Ratios. Comply with the following covenants and ratios:

Debt Service Coverage Ratio. Maintain a Debt Service Coverage Ratio of not less than 1.20 to 1.00. The "Debt Service Coverage Ratio" means ratio of (a) net income, after taxes, plus amortization, depreciation and interest, minus any distributions or dividends, for the twelve month period then ending, divided by (b) current maturities of long term debt, plus interest and current maturities of capital leases for the same such twelve month period. This ratio will be evaluated as of each year end.

Unsubordinated Debt To Tangible Net Worth Ratio. Maintain an Unsubordinated Debt to Tangible Net Worth Ratio of less than 3.00 to 1.00. The "Unsubordinated Debt to Tangible Net Worth Ratio" means a ratio of (a) total liabilities, excluding Subordinated Debt, divided by (b) Tangible Net Worth. This ratio will be evaluated as of each year end. Provided further, the following definitions of Tangible Net Worth and Subordinated Debt shall apply to any financial covenant or other provision in this agreement referencing those terms. "Tangible Net Worth" means total assets excluding all intangible assets (i.e., goodwill, trademarks, patents, copyrights, organizational expenses, and similar intangible items, but including leaseholds and leasehold improvements) less total liabilities excluding Subordinated Debt. "Subordinated Debt" mean all present and future obligations, liabilities, claims, rights and demands, of any kind which may be owing from Borrower to any other creditor, other than Lender, to include, without limitation, principal, interest, costs, attorneys fees, sums paid for protecting the rights of a holder of security, all contingent obligations (such as a guaranty) and all other obligations of any nature whatsoever owed to such a creditor, which have been subordinated in all respects to the Indebtedness owed to Lender by written agreement acceptable to Lender to include, without limitation, deferral of any payment of principal to the creditor, deferral of interest payments upon the occurrence of any Event of Default, and subordination of any Security Interest of such creditor until all Indebtedness is paid.

Commencement of Evaluation of Ratios and Covenants. Each of the foregoing covenants and ratios will be evaluated for the first time based on the financial statements and reports required herein for the period ending December 31, 2011 and thereafter shall be periodically evaluated as provided in each such covenant or ratio.

Insurance. Maintain insurance acceptable to the Lender with financially sound and reputable insurers acceptable to the Lender covering its properties and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices; furnish to the Lender, upon request of the Lender, reports on

each existing insurance policy showing such information as the Lender may reasonably request; and make Lender loss payee or additional insured on such policies, upon request of Lender.

Guaranties. Cause each guarantor of the Indebtedness to maintain any guaranty executed related to any, or all, of the Indebtedness to remain in full force and effect at all times the Indebtedness is owing.

Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between the Borrower and any other party.

Title to Assets and Property. Maintain good and marketable title to all of the Borrower's assets and properties, and defend such assets and properties against all claims and demands of all persons at any time claiming any interest in them, except to the extent liens are other wise permitted by this agreement.

Ownership and Operating Rights. Maintain ownership, franchise rights or licenses to use all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted; maintain ownership of any real property currently titled in Borrower used in connection with Borrower's business; and maintain any lease of real property used in connection with Borrower's business without surrender, termination or modification, unless the Lender otherwise agrees in writing.

Employee Benefit Plans. Maintain each employee benefit plan as to which the Borrower may have any liability, in compliance with all applicable requirements of law and regulations.

Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Lender may request to evidence any of the Indebtedness, cure any defect in the execution and delivery of any of the Related Documents, perfect any lien, comply with legal requirements applicable to the Lender or the Indebtedness or more fully to describe particular aspects of the agreements set forth or intended to be set forth in any of the Related Documents.

NEGATIVE COVENANTS. Borrower covenants and agrees with Lender that while this agreement is in effect, Borrower shall not, without the prior written consent of Lender:

Liens and Indebtedness. Create or permit to exist any lien on any of its property, real or personal, except: existing liens known to the Lender, liens to the Lender, liens incurred in the ordinary course of business securing current non-delinquent liabilities for taxes and similar assessments, and purchase money security interests in the ordinary course of business; provided further, nor shall Borrower incur, assume, or permit to remain outstanding, liability for borrowed money, installment obligations, or obligations under capital leases or operating leases, other than unsecured trade debt incurred in the ordinary course of business, Indebtedness owing to the Lender, or liabilities outstanding as of the date hereof that have been disclosed to the Lender in writing which is not to be paid with proceeds of borrowings under the Credit Facilities. For purposes of this covenant, the sale of any account receivable is the incurring of liability.

Continuity of Operations. (1) Engage in any business activities substantially different from those in which the Borrower is presently engaged; (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve, or sell any assets out of the ordinary course of business; (3) enter into any arrangement with any person providing for the leasing by the Borrower or any subsidiary of real or personal property which has been sold or transferred by the Borrower or subsidiary to such person; or (4) change its business organization, the jurisdiction under which its business organization is formed or organized, or its chief executive office, or any places of its businesses.

Distributions. Borrower may pay any dividends or distributions for any purpose Borrower deems appropriate, but only so long as there is no existing default under this agreement or any agreement related to the Indebtedness and to do so will not cause a default under any of such agreements.

Loans, Advances, Investments and Guaranties. Make any loans or advances to, investments in, or incur any receivables from any person, (except in the ordinary course of business, to, in or from any person that is not an affiliate, employee, or an equity holder of the Borrower), or guarantee or otherwise become or remain secondarily liable on the undertaking of another.

Primary Deposit Relationship. Fail to establish and maintain its primary deposit and disbursement relationship with Lender.

Use of Loan Proceeds. Use, or permit any proceeds of the Indebtedness to be used, directly or indirectly, for: (1) any personal, family or household purpose; or (2) the purpose of "purchasing or carrying any margin stock" within the meaning of Federal Reserve Board Regulation U. At the Lender's request, the Borrower will furnish a completed Federal Reserve Board Form U-1.

Transfer of Ownership. Permit any pledge of any ownership interest in the Borrower, or any sale or other transfer of any ownership interest in the Borrower in excess of twenty-five percent (25%) in the aggregate.

Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of the Borrower's obligations under this agreement or any of the other Related Documents.

Limitation on Negative Pledge Clauses. Enter into any agreement with any person other than the Lender which prohibits or limits the ability of the Borrower or any of its subsidiaries to create or permit to exist any lien on any of its property, assets or revenues, whether now owned or hereafter acquired.

Government Regulation. (1) Be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (2) fail to provide documentary and other evidence of Borrower's identity as may be requested by Lender at any time to enable Lender to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

DEFAULT. This agreement is executed in conjunction with one or more extensions of credit included in the Indebtedness and evidenced by one or more Notes to which reference is hereby made for a more complete statement of the terms and conditions under which each is to be repaid. The terms and conditions providing for events that constitute a default under each Note are incorporated herein by this reference with the same effect as if set forth at length and any breach thereof is a default under this agreement ("Event of Default").

REMEDIES. At any time after the occurrence of an Event of Default, the Lender may do one or more of the following: (a) cease permitting the Borrower to incur any Indebtedness; (b) terminate any commitment of the Lender evidenced by any of the Notes; (c) declare any of the Notes to be immediately due and payable, without notice of acceleration, intention to accelerate, presentment and demand or protest or notice of any kind, all of which are hereby expressly waived; (d) exercise all rights of setoff that the Lender may have contractually, by law, in equity or otherwise; and (e) exercise any and all other rights pursuant to any of the Related Documents, at law, in equity or otherwise. The rights of the Lender under this agreement and the other Related Documents are in addition to other rights the Lender may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Lender.

JURY WAIVER. THE UNDERSIGNED AND LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE UNDERSIGNED AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT, THE RELATED DOCUMENTS, OR ANY RELATIONSHIP BETWEEN OR AMONG THE UNDERSIGNED AND LENDER WHETHER ANY SUCH RIGHT NOW OR HEREAFTER EXISTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING EVIDENCED BY THIS DOCUMENT AND THE RELATED DOCUMENTS.

MISCELLANEOUS PROVISIONS.

Additional Definitions. In this agreement words in singular shall include the plural. Capitalized terms not otherwise defined in this agreement shall have their generally accepted meaning in commercial transactions, provided the following words shall have the following meanings: (1) "Collateral" means any real or personal property described in any Related Document securing the Indebtedness; (2) "Note" means all agreements, promissory notes, instruments and/or contracts evidencing the terms and conditions of any Indebtedness, including as example, not as limitation, any agreement (including any deposit account agreement) related to deposit or treasury management products (including services for Automated Clearinghouse transactions), a Rate Management Transaction agreement, promissory note, credit agreement, lease agreement, letter of credit application, credit card agreement, guaranty or any other evidence of the Indebtedness of the Borrower, and includes any renewal, modification, refinancing, consolidation, or substitution of any Note; and (3) "Related Documents" means the Notes, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this agreement or in connection with any of the Indebtedness and may be executed only by persons or entities other than the Borrower.

Governing Law and Venue. Borrower agrees that (i) this agreement shall be governed by and construed in accordance with the laws of any state or states identified in any governing law provision of the Notes, as the Lender in its sole discretion may elect; (ii) any legal action or proceeding with respect to any of the obligations of Borrower under this agreement may be brought in any state or federal court located in the state indicated in Lender's address stated herein, as the Lender in its sole discretion may elect; and (iii) any claim that the state selected by Lender is not a convenient forum or the proper venue for any such suit, action or proceeding is waived by Borrower.

Attorneys' Fees; Expenses. To the extent not prohibited by applicable law and whether or not the transactions contemplated by this agreement are consummated, the Borrower is liable to the Lender and agrees to pay on demand all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of the Related Documents, the making, servicing and collection of any of the Notes and the realization on any Collateral and any other amounts owed under the Related Documents, both before and after judgment, including without limitation reasonable attorneys' fees (including counsel for the Lender that are employees of the Lender or its affiliates) and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Lender in any bankruptcy, reorganization, insolvency or other similar proceeding. All amounts payable under the terms of this agreement shall be paid without relief from valuation and appraisement laws. The obligations of the Borrower under this section shall survive the termination of this agreement.

Assignments. The Borrower agrees that the Lender may provide any information or knowledge the Lender may have about the Borrower or about any matter relating to the Notes or the Related Documents to JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of the Notes or the Related Documents. The Borrower agrees that the Lender may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in the Notes to one or more purchasers whether or not related to the Lender.

Indemnification of the Lender. The Borrower agrees to indemnify, defend and hold the Lender, its parent companies, subsidiaries, affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the "Indemnified Persons") harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys' fees (including the fees and expenses of attorneys engaged by the Indemnified Person at the Indemnified Person's reasonable discretion) and amounts paid in settlement ("Claims") to which any Indemnified Person may become subject both before and after judgment, arising out of or relating to this agreement or the Collateral, including any Claims resulting from any Indemnified Person's own negligence, except to the limited extent that the Claims are proximately caused by the Indemnified Person's gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

No Waiver. No delay on the part of the Lender in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Lender of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Lender of any default is effective unless it is in writing and signed by the Lender, nor shall a waiver on one occasion bar or waive that right on any future occasion.

Amendments. No amendment to this agreement shall be binding on Lender unless agreed to by Lender in writing.

Notice. Any notices related to this agreement shall be in writing and delivered to the intended party at its address stated herein, delivered either: (a) by hand, (b) by a nationally recognized overnight courier service, or (c) by certified mail, postage prepaid, with return receipt requested and shall be deemed given: (a) upon receipt if delivered by hand, (b) on the day after deposit with a nationally recognized courier service, or (c) on the third day after the notice is deposited in the mail. Any party may change its address for purposes of the receipt of notices by giving notice of such change in the manner provided in this provision or in any Note.

Interpretation. If this agreement is inconsistent with any provision in any Related Document, the Lender shall determine, in the Lender's sole and absolute discretion, which of the provisions shall control any such inconsistency. If any provision of this agreement cannot be enforced, the remaining portions of this agreement shall continue in effect. This agreement, the Notes, and any Related Document embody the entire agreement and understanding between the Borrower and the Lender and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement or the Notes in any other jurisdiction.

Captions. Section headings are for convenience of reference only and do not affect the interpretation of this agreement.

Successors and Assigns. This agreement is binding on and inures to the benefit of the Borrower and the Lender and their respective successors and assigns, except Borrower shall have no right to transfer or assign any of its rights or interests without the prior written consent of the Lender.

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THIS AGREEMENT AND THE OTHER WRITTEN RELATED DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

The Borrower acknowledges that it has had the opportunity to read all the provisions of this agreement and to be advised by counsel regarding the terms of this agreement and agrees to its terms.

THIS BUSINESS LOAN AGREEMENT IS EFFECTIVE February 17, 2011.

BORROWER:

SKM Media Group, Inc

By: [signature] Print Title: Vice President Date: 2/17/11
Howard G. Minsky

By: [signature] Print Title: president Date: 2/17/11
Steven Moreno

LENDER:

JPMorgan Chase Bank, NA

By: ______________________
Authorized Signer

THIS AGREEMENT AND THE OTHER WRITTEN RELATED DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

The Borrower acknowledges that it has had the opportunity to read all the provisions of this agreement and to be advised by counsel regarding the terms of this agreement and agrees to its terms.

THIS BUSINESS LOAN AGREEMENT IS EFFECTIVE February 17, 2011.

BORROWER:

SKM Media Group, Inc

By: [signature] Howard G. Minsky — Print Title: Vice President — Date: 2/17/11

By: [signature] Steven Moreno — Print Title: president — Date: 2/17/11

LENDER:

JPMorgan Chase Bank, NA

By: [signature] Authorized Signer

730111026120

ADDENDUM TO BUSINESS LOAN AGREEMENT FOR ASSET BASED LINE OF CREDIT

Line of Credit. As provided in the agreement in which this addendum is incorporated, the Lender has approved a line of credit facility to the Borrower. Until the earliest of maturity, the occurrence of any Event of Default, and provided Borrower is in compliance with the Borrowing Base and the terms of this agreement and the line of credit Note, Borrower may borrow under the terms of this line of credit.

Line of Credit Advance Requirements. Borrower may request an advance or payment from the Borrower's accounts orally or in writing by authorized persons, provided, at Lender's discretion, any oral request may be required to be confirmed in writing. Any deposit to the Borrower's account or advanced at the direction of an authorized person shall be conclusively presumed to be for the benefit or and authorized by Borrower. Lender's periodic statement of advances shall be presumed correct unless Borrower notifies Lender of any errors thereon within thirty (30) days of the date thereof.

Additional Representations and Warranties Regarding Borrowing Base. Borrower represents and warrants to Lender that, as of the date of this agreement, as of the date of each request for an advance, and at all times any amount remains unpaid under this Note, that with respect to the Borrowing Base: (i) each asset represented by the Borrower to be eligible for Borrowing Base purposes of this agreement conforms to the eligibility definitions set forth in this agreement (ii) all asset values delivered to the Lender will be true and correct, subject to immaterial variance and be determined on a consistent accounting basis; (iii) except as agreed to the contrary by the Lender in writing, each asset is now and at all times hereafter will be in the Borrower's physical possession and shall not be held by others on consignment, sale or approval, or sale or return; (iv) except as reflected in schedules delivered to the Lender, each asset is now and at all times hereafter will be of good and merchantable quality, free from defects; and (v) each asset is not now and will not at any time hereafter be stored with a bailee, warehouseman, or similar party without the Lender's prior written consent.

Collateral Records and Schedules. Borrower shall furnish to Lender correct and accurate records of the Collateral, all of which records shall be available for inspection and copying as provided in this agreement. Borrower agrees to keep such records as Lender may require as described in the definitions herein, all of which records shall be kept at Borrower's chief executive office, unless otherwise disclosed to Lender in writing. Borrower has provided Lender schedules of Accounts, Inventory, and Equipment indicating those which are eligible for the Borrowing Base and at the following intervals shall deliver to Lender a Borrowing Base certificate, Accounts aging report, together with such other supporting documentation as Lender may request from time to time, all in form and detail satisfactory to Lender, at the following intervals: (a) whenever the Borrower requests an advance which, following such requested advance, will result in an outstanding principal balance on the line of credit of more than $200,000.00, and (b) so long as the outstanding principal balance on the line of credit totals more than $200,000.00, during any calendar month, then within thirty (30) days after the end of each such period.

Borrowing Base. The aggregate principal amount of advances outstanding at any one time under the line of credit shall not exceed the Borrowing Base. If at any time the aggregate principal amount of advances outstanding exceeds the Borrowing Base, the Borrower shall immediately pay the Lender an amount equal to such excess. The "Borrowing Base" means, as determined by Lender from time to time, the lesser of (1) the principal amount provided for in the line of credit Note executed contemporaneously with this agreement, which is $400,000.00, or such other principal amount reflected in any renewal, modification or extension of that Note, or (2) the sum of (a) 80.00% of the aggregate book value of Eligible Accounts (not to exceed in corresponding loan amount based on Eligible Accounts $400,000.00).

Additional Definitions. As used in this agreement and the Borrowing Base, the following terms have the following respective meanings:

Account and Eligible Accounts. "Account" means a trade account, account receivable, other receivable, or other right to payment for goods sold or leased or services rendered owing to the Borrower (or to a third party grantor acceptable to the Lender). "Eligible Accounts" means, at any time, all of the Borrower's Accounts in which the Lender has a first priority perfected continuing security interest and which contain selling terms and conditions acceptable to the Lender, are payable on ordinary trade terms, and are not evidenced by a promissory note, other instrument or chattel paper. The net amount of any Eligible Account against which the Borrower may borrow shall exclude all returns, discounts, credits, and offsets of any nature. Unless otherwise agreed to by the Lender in writing, Eligible Accounts do not include Accounts: • which are not owned by the Borrower free and clear of all security interests, liens, encumbrances, constructive trust, statutory priorities, and claims of third parties, except the Lender; • with respect to which the Account Debtor is an employee or agent of the Borrower; • with respect to which the Account Debtor is affiliated with or related to the Borrower; • with respect to which goods are placed on consignment, guaranteed sale, bill-and-hold, sale-and return, sale on approval, cash-on-delivery or other terms by reason of which the payment by the Account Debtor may be conditional; • the Account Debtor is otherwise a person or entity with whom the Borrower or the Lender is prohibited from doing business by any applicable law, regulation, executive order or other legal directive; • with respect to which the Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to the Borrower; • which are subject

to dispute, counterclaim, deduction, withholding, defense, or setoff; • with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor, or which otherwise constitute pre-billed Accounts; • which constitute retainage, or are bonded Accounts; • with respect to which the Lender, in its sole discretion, deems the creditworthiness financial or business condition of the Account Debtor to be unsatisfactory; • of any Account Debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts, or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor, or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due; • which have not been paid in full within 90 days from the invoice date; and provided further, in no event will the balance of any Account of any single Account Debtor be included in Eligible Accounts whenever the portion of the Accounts of such Account Debtor which have not been paid within 90 days from the invoice date exceeds 15% of the total amount outstanding on the Accounts of such Account Debtor; • due from any one Account Debtor to the extent such Accounts constitute and exceed more than 25% of all of Borrower's Accounts; • with respect to which the Account Debtor is the United States government or any department or agency of the United States; • with respect to which the Account Debtor is not a resident of the United States, except to the extent such Accounts are otherwise Eligible Accounts and are supported by insurance, bonds or other assurances satisfactory to the Lender; and • any other Accounts deemed ineligible by the Lender in its sole discretion.

Account Debtor. "Account Debtor" means the person or entity obligated upon an Account.

Equipment and Eligible Equipment. "Equipment" means all of the Borrower's goods used or bought for use primarily in the Borrower's business and which are not included in Inventory, whether now or hereafter existing. "Eligible Equipment" means, at any time, all of the Borrower's Equipment in which the Lender has a first priority perfected continuing security interest, except Equipment: • not owned by and fully paid for by the Borrower free and clear of all security interests, liens, encumbrances, and claims of third parties, except in favor of the Lender; • not in good working order and condition (ordinary wear and tear excepted), obsolete, unsalable, damaged, defective, or unfit for operation; and • which the Lender in its sole discretion deems ineligible.

Inventory and Eligible Inventory. "Inventory" means all of the Borrower's raw materials, work in process, finished goods, merchandise, parts and supplies, of every kind and description, and goods held for sale or lease or furnished under contracts of service in which the Borrower now has or hereafter acquires any right, whether held by the Borrower or others, and all documents of title, warehouse receipts, bills of lading, and all other documents of every type covering all or any part of the foregoing. Inventory includes inventory temporarily out of the Borrower's custody or possession and all returns on Accounts. "Eligible Inventory" means, at any time, all of the Borrower's Inventory in which the Lender has a first priority perfected continuing security interest except Inventory: • not owned by the Borrower free and clear of all security interests, liens, encumbrances, and claims of third parties, except the Lender; • Inventory which is slow moving, obsolete, unsalable, damaged, defective, perishable, or unfit for further processing; • subject to consignment or otherwise in the possession of a third party, unless otherwise agreed to by the Lender in writing; • in transit or located outside of the United States; • identified to be purchased under a contract under which Borrower has received, or is entitled to receive, an advance payment; • determined by the Lender in its sole discretion to be ineligible due to licensing, intellectual property, or legal or regulatory issues which exist making it difficult to resell such Inventory; and • which is otherwise deemed ineligible by the Lender in its sole discretion.